Exhibit 99.1

            Eagle Rock Energy Partners, L.P. Declares Distribution;
                           Updated Earnings Guidance;
                          and Appointment of Chairman

     HOUSTON--(BUSINESS WIRE)--Jan. 26, 2007--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) today announced that it has declared its fourth quarter 2006 cash distribution, updated earnings guidance, and appointed a new chairman of the board.

     Cash Distribution

     Eagle Rock Energy Partners, L.P. ("EROC" or the "Partnership") declared its first quarterly distribution for the partial quarter, from the IPO date of October 24, 2006 through December 31, 2006. This prorated distribution of $0.2679 per common unit equates to $0.3625 per unit on a full quarter basis, which equals the Partnership's minimum quarterly distribution. The distribution is declared for common unitholders of record as of February 7, 2007, to be paid February 15, 2007. In addition, EROC will be paying certain pre-IPO private investors an amount of approximately $0.6 million for the period in the quarter through the effective date of the IPO. The total cash distribution is $6.1 million for the quarter.

     Updated Guidance

     EROC also updated its expected results for the fourth quarter of Adjusted EBITDA to $18 to $19 million on expected revenues of approximately $125 million. This compares to Adjusted EBITDA for the same quarter in 2005 of $3.3 million and revenues of $57 million. The increase between the two periods is mainly from acquisitions and organic growth projects during the last twelve months. The Partnership expects cash capital expenditures during the quarter to be approximately $15 million consisting of $13 million for growth projects, largely the Tyler County Pipeline and Red Deer projects, and $2 million for maintenance capital including routine well connects. As of December 31, 2006, total debt outstanding was $405.6 million. EROC expects to release earnings for 2006 in the latter part of February and will conduct an earnings conference call at that time.

     Projections for calendar year 2007 have been updated to reflect the current lower commodity pricing environment, changes in the expected timing of well connect and gathering activities, the economics of organic growth initiatives and the Partnership's current cost structure. The annual Adjusted EBITDA for 2007, excluding the impact of potential acquisitions, is now estimated to be between $85 and $95 million. Capital expenditures are estimated to be $37 million, consisting of approximately $26 million for organic growth programs and $11 million for maintenance capital. Approximately two-thirds of the variance inherent in this update is caused by lower prices and volume delay factors, with the remaining variances attributable to operating expenses.

     Alex A. Bucher, chief executive officer and president, stated, "We are pleased with the impending completion of both the Tyler County Pipeline extension and the startup of the Red Deer plant as well as the imminent initiation of our Tonkawa plant relocation and startup project. Combined, these projects are expected to produce an annual incremental run rate Adjusted EBITDA of $13 to $15 million. We expect that the Red Deer plant and Tyler County Pipeline extension projects will begin to contribute to our results in the latter part of the second quarter. Consistent with our track record, we will continue to aggressively pursue accretive acquisitions, as well as identify additional organic growth opportunities around our existing asset base."

     Performance for the December 2006 quarter and the next few quarters is being impacted by several unfavorable, unexpected conditions. The decrease in commodity prices during the fourth quarter has had an adverse impact on natural gas liquids and condensate revenues, as well as an unfavorable widening in basis differential on the marketing price of natural gas liquids. The decrease in index prices has been partially offset by the Partnership's risk management hedge program, but has not been completely offset as marketing basis differentials for the liquids have impacted margins unfavorably during the fourth quarter. Alfredo Garcia, senior vice president, corporate development, commented, "Given our continuing hedging program, we believe that, absent such basis differentials widening, any further declines in the commodity price environment should not directly impact our 2007 results. Our revised projections conservatively assume that there is no commodity price recovery that contributes positively to our performance."

     The level of drilling activity in both of the Partnership's Panhandle and East Texas operating segments remains strong. However, in the fourth quarter, EROC's producer customers experienced delays and issues in drilling and completing their new wells. As a result, growth in gathering volumes expected by EROC during the past quarter and the early part of 2007 are now expected in the second half of the year. The Partnership expects the 2006 fourth quarter gathered volumes to be approximately the same as the 2006 third quarter.

     EROC's operating cost levels in the fourth quarter are expected to be at the same level as the third quarter. Expected fourth quarter cost reductions were delayed by higher than anticipated repair, inspection and maintenance costs, as well as certain one-time operating expenses of approximately $0.5 million. EROC continued to experience higher repair and maintenance activities than anticipated in the fourth quarter. However, such expenditures increased the assets' operating integrity and growth potential. These higher costs are expected to decrease during the first quarter of 2007. As a result of these higher repair and maintenance activities, EROC's anticipated cost reduction initiatives were delayed during this period. These initiatives will start to favorably impact our results by the end of the first quarter of 2007. "We are implementing specific measures to bring operating expenses in line with previous expectations. We have already begun this effort by eliminating excess compression, reducing transportation costs, improving labor efficiency and optimizing materials procurement," added Rick FitzGerald, senior vice president, chief financial officer, and treasurer.

     "We believe our current organic projects will be a significant contributor to our Adjusted EBITDA during 2007 with full impact in 2008," stated Bucher. "EROC continues to grow its list of organic projects as drilling activities continue to expand in our operating areas. The Board elected not to make a distribution to its subordinated and general partner unitholders for the partial quarter, but instead has elected to maintain the available funds for its ongoing growth capital programs. EROC believes the use of this cash for its growth projects, with their expected EBITDA contributions, will benefit all of our unitholders."

     Appointment of Chairman

     Effective January 24, 2007, the board of directors of Eagle Rock Energy G&P, LLC, the general partner of EROC's general partner, has appointed William
J. Quinn, an original director of the Company, as chairman of the board of Eagle Rock Energy G&P, LLC. Mr. Quinn succeeds Mr. Bucher as chairman. Mr. Bucher continues his role as chief executive officer and president. "I look forward to the opportunity to become more involved with Eagle Rock and its management team," stated Quinn. "As part of the original equity sponsor team for Eagle Rock, I have seen Alex and his team grow Eagle Rock significantly over its short business life. As chairman, I plan to lead the board in its role of supporting the implementation of the strategic plan to continue Eagle Rock's growth, particularly as it relates to acquisition and strategic growth opportunities."

     Eagle Rock Energy Partners, L.P. is a growth oriented company engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas and fractionating and transporting natural gas liquids.

     We define Adjusted EBITDA as net income (loss) plus income tax, interest-net, unrealized interest risk management activities, depreciation and amortization expense less non realized revenues risk management loss (gain) activities.

     This news release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.


     CONTACT: Eagle Rock Energy Partners, L.P., Houston
              Richard FitzGerald, 281-408-1203